UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 8, 2010 (December 30, 2009)

Anthracite Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-13937	13-3978906
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 East 52nd Street, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 810-3333

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported in a Current Report on Form 8-K filed with the Securities Exchange Commission (the "SEC") on October 1, 2009, Anthracite Capital, Inc. (the "Company") is required to make payments to reduce the principal balance under each of its secured facilities with Bank of America, Deutsche Bank and Morgan Stanley (the "secured bank facilities") by certain specified amounts as of the end of each quarter (the "quarterly paydown requirement"), commencing for the quarter ended September 30, 2009. The Company failed to make such payments in full under certain of these facilities on September 30, 2009. Under these facilities, the Company had 90 days to cure such shortfalls or events of default would occur. The Company cured the shortfall under one of these facilities (the "cured facility") within the 90-day period, but failed to cure the shortfalls under the other facilities (collectively, the "uncured facilities"), which constituted events of default under the uncured facilities and resulted in an event of default under the cured facility due to cross-defaults.  On December 31, 2009, the Company again failed to meet the quarterly paydown requirement under the uncured facilities.  Prior to December 30, 2009, events of default already existed under each of the Company's secured bank facilities due to cross-defaults, as previously disclosed in the Company's SEC filings.

On December 30, 2009, the Company did not make interest payments due on such date on its outstanding $18.75 million aggregate principal amount of 7.20% Senior Notes due 2016 (the "7.20% notes"), $7.5 million aggregate principal amount of 1.25%-to-7.20% Senior Notes due 2016 (the "1.25%-to-7.20% notes"), $43.75 million aggregate principal amount of 0.75%-to-7.77% Junior Subordinated Notes due 2036 (the "0.75%-to-7.77% notes") and approximately $19 million aggregate principal amount of 0.75%-to-7.77%-to-Floating Rate Junior Subordinated Notes due 2036 (together with the 1.25%-to-7.20% notes and the 0.75%-to-7.77% notes, the "restructured notes") issued to Anthracite Capital Trust III, a Delaware statutory trust and wholly owned subsidiary of the Company ("Trust III"), in connection with $18.75 million aggregate liquidation amount of preferred securities (the "TruPS") issued by Trust III, which in turn did not make the scheduled dividend payment on the TruPS. Under the indenture governing the 7.20% notes, the failure to make an interest payment is subject to a 30-day cure period before constituting an event of default.  The Company does not anticipate being able to cure the interest payment default within the 30-day period, and it is expected that an event of default will occur under the indenture governing the 7.20% notes. Under each of the indentures governing the restructured notes, the failure to make an interest payment is subject to a 3-day cure period before constituting an event of default. The Company failed to make the interest payments on the restructured notes within the 3-day period. As a result, an event of default occurred and is continuing under each of the indentures governing the restructured notes.

While the events of default are continuing under the indentures governing the restructured notes, the trustee or the holders of at least 25% in aggregate principal amount of any of the outstanding restructured notes may, by a written notice to the Company, declare the principal amount of such notes to be immediately due and payable. To date, the Company has not received any such written notice of acceleration.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTHRACITE CAPITAL, INC.

By:	/s/ Richard M. Shea
Name:	Richard M. Shea
Title:	President and Chief Operating Officer

Dated: January 8, 2010